Leatt Corp Financial Results for the First Quarter 2016

Revenue Increases 20 percent; Net Income Increases 109 Percent;

First Shipment of DBX 6.0 Carbon and DBX 5.0 Composite helmets; Enthusiastic Acceptance of
GPX Helmets in US and Abroad Continues

CAPE TOWN, South Africa, May 13, 2016 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the first quarter ended March 31, 2016. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

First Quarter Highlights:

•	Revenue increased 20 percent;

•	Net income increased 109 percent;

•	Initial shipments of DBX 6.0 Carbon and DBX 5.0 Composite helmets for high velocity cycling and BMX to international customers commenced.

For the three months ended March 31, 2016, revenues were $4.8 million, with net income of $113,000, or $0.02 per share, as compared to revenues of $4.0 million, with net income of $54,000, or $0.01 per share, for the 2015 first quarter.

“We had an excellent 2016 first quarter, highlighted by solid financial results and the successful launch of our new carbon and composite shelled DBX bicycle helmet at the Subaru Sea Otter 2016 Classic in Monterey, California,” said CEO Sean Macdonald.

“Revenue increased by 20 percent, and net income doubled in the first quarter, which has typically been our weakest quarter. All our new products continued to soar, although neck braces saw a slight decline.

Chairman of the Board and Head of Research and Development, Dr. Christopher Leatt, added, “The reception accorded our new bicycle helmets—in the press, in the industry and among the riders—was promising. We believe that our new helmets again demonstrate the ingenuity and agility of our entire team in terms of research, design, engineering and product development.

Our strategy continues to be to diversify and extend our multi-faceted product line into new sports and markets. We expect that our innovative, lightweight helmets for motocross, extreme sports and now bicycling are a potentially game-changing product for us, with a global market potential.”

Mr. Macdonald said that helmet sales accounted for $809,000, or 17% percent of revenues, for the first quarter of 2016. “These helmet revenues are due to the continuation of the initial shipment of our GPX 5.5 Composite and GPX 6.5 Carbon helmets that first shipped to our customers in the United States and abroad during the 2015 fourth quarter. Additionally, we shipped the DBX 6.0 Carbon and DBX 5.0 Composite helmets to our international customers during the 2016 first quarter.”

Body Armor sales accounted for $2.19 million and $2.01 million, or 45 percent and 50 percent of revenues for the quarters ended March 31, 2016 and 2015, respectively. “The category was up 9 percent overall, with strong sales in upper body protectors and knee and elbow guards within the category. In addition, our C-Frame knee brace continues to gain traction, and we are now seeing re-orders from our distributors and dealers,” said Macdonald.

Sales of the flagship neck brace accounted for $1.59 million and $1.79 million, or 33 percent and 45 percent of revenues, for the quarters ended March 31, 2016 and 2015, respectively.

“In the United States the decrease in neck brace revenues was primarily the result of a decrease in the sales of the MRX pro neck brace for motor sports, which were particularly strong during the 2015 first quarter, but we note that neck brace sales for the motorcycle and bicycle markets in the United States were stable,” said Macdonald. The decrease in sales of neck braces to customers outside the United States was caused by the significant strength of the US dollar in relation to the local trading currencies of customers in the respective regions.

Macdonald opined that the strong U.S. dollar may have a more noticeable effect on revenues in more established product categories. Approximately 61% percent of the Company’s revenues are derived from sales outside of the United States and the U.S. dollar has made the products more expensive for foreign distributors, dealers and end consumers.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At March 31, 2016, the Company had cash and cash equivalents of $1.42 million and there was no long term debt.

Business Outlook

“We are very pleased with the initial sales of our innovative line of helmets and believe that they will continue to gain traction with consumers in 2016. They are a potentially game-changing development for the Company that we believe will become as important to the Company as our original neck brace.

The Company previously announced that it was actively developing and expanding its dealer network. “Sales through our B2B portal for dealers in the US is beginning to pick up speed as dealers can easily place orders online. This allows our sales managers to get out of the office and meet dealers and sales representatives face-to face, build relationships and offer technical support. It also ensures that the Leatt brand is properly represented in the market place,” added Macdonald.

Finally, the Company is actively pursuing its youth development program. Macdonald said, “We believe that attending amateur events and identifying talent early is critical to developing young athletes. These are the superstars of the future and we want them to be early adopters of our braces and our full line of protective gear.”

Conference Call:

The Company will host a conference call at 10:00 am ET to discuss the 2016 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10085969.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to benefit from market acceptance of its new branded products ; the significance of the Company’s 2016 first quarter earnings from its continued shipment of new lightweight helmets for motocross, extreme sports and bicycling and the likelihood that this sales trend will continue through 2016; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its strategy to diversify and extend its product line into new sports and markets.; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron
Michael Mason (Investors)

mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	Unaudited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$1,416,725	$1,054,750
Short-term investments	58,180	58,172
Accounts receivable	2,426,114	2,901,699
Inventory	4,016,116	4,241,140
Payments in advance	336,465	208,030
Prepaid expenses and other current assets	867,060	1,070,774
Total current assets	9,120,660	9,534,565

Property and equipment, net	1,236,790	1,313,325
Deferred tax asset	115,000	115,000

Other Assets
Other receivables	60,000	90,000
Deposits	16,704	16,493
Intangible assets	62,749	61,273
Total other assets	139,453	167,766

Total Assets	$10,611,903	$11,130,656

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,068,117	$2,560,980
Income taxes payable	245,800	384,950
Short term loan, net of finance charges	441,128	658,639
Total current liabilities	2,755,045	3,604,569

Deferred tax liabilities	73,000	73,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,297,043 and 5,231,823 shares issued and outstanding	130,079	130,040
Additional paid - in capital	7,541,485	7,346,782
Accumulated other comprehensive loss	(686,983)	(710,032)
Retained earnings	796,277	683,297
Total stockholders' equity	7,783,858	7,453,087

Total Liabilities and Stockholders' Equity	$10,611,903	$11,130,656

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31

	2016	2015
	Unaudited	Unaudited

Revenues	$4,827,492	$4,021,455

Cost of Revenues	2,313,657	1,844,195

Gross Profit	2,513,835	2,177,260

Product Royalty Income	13,882	51,533

Operating Expenses
Salaries and wages	681,302	606,178
Commissions and consulting expenses	166,071	185,908
Professional fees	181,659	214,773
Advertising and marketing	361,593	261,442
Office rent and expenses	64,190	60,508
Research and development costs	342,815	292,717
Bad debt expense	2,827	-
General and administrative expenses	446,946	425,216
Depreciation	104,517	92,803
Total operating expenses	2,351,920	2,139,545

Income from Operations	175,797	89,248

Other Income / Expenses
Interest and other income, net	(1,941)	442
Total other income / expenses	(1,941)	442

Income Before Income Taxes	173,856	89,690

Income Taxes	60,876	35,585

Net Income Available to Common Shareholders	$112,980	$54,105

Net Income per Common Share
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted Average Number of Common Shares Outstanding
Basic	5,233,272	5,200,623
Diluted	5,545,027	5,467,160

Comprehensive Income
Net Income	$112,980	$54,105
Other comprehensive income, net of $0 and $0 deferred income taxes in 2016 and 2015
Foreign currency translation	23,049	(46,469)

Total Comprehensive Income	$136,029	$7,636